UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2023

Phillips Edison & Company, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive Cincinnati, Ohio	45249
(Address of principal executive offices)	(Zip Code)

(513) 554-1110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value per share	PECO	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2023, the board of directors (the "Board") of Phillips Edison & Company, Inc. (the "Company") increased the size of the Board from seven to eight members and appointed Ms. Parilee Edison Wang to the Board effective as of June 29, 2023, to hold office until the Company's annual meeting of stockholders to be held in 2024 and until her successor is duly elected and qualified.

Ms. Wang has a diverse background and brings more than 15 years of data-driven business development experience. Since February 2023, Ms. Wang, age 37, has served as the Chief Product Officer of Alloy, a global identity risk decisioning platform that helps banks and fintech companies automate their decisions for onboarding, ongoing monitoring and credit underwriting. From March 2022 to February 2023, Ms. Wang served as the Head of Product of Alloy.

Prior to joining Alloy, Ms. Wang was with Bread Finance (now Bread Financial), where she served as Senior Vice President and Head of Product from June 2020 to February 2022. As a member of the senior leadership team, Ms. Wang drove the product vision and execution that led to the successful sale of Bread Finance to Alliance Data Systems in December 2021 for approximately $450 million. Ms. Wang additionally held roles at Bread Finance of Vice President and Head of Product from May 2019 to June 2020 and Senior Director and Head of Product from January 2018 to May 2019. From 2012 to 2018, Ms. Wang was with OnDeck Capital Inc. where she held various positions, ending as Senior Director, Product Management. In that role, Ms. Wang led new product development and global expansion efforts, contributing to OnDeck's approximately $1.3 billion initial public offering in December 2014. From 2008 to 2011, Ms. Wang served as Manager, Digital Business Development of Barnes & Noble.com. Ms. Wang holds a Bachelor of Arts in international relations from Stanford University, where she graduated Phi Beta Kappa with Distinction, and a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

In determining that she should serve as a director, the Board considered Ms. Wang’s banking and financial technology sector experience, data-driven business development expertise, business start-up expertise, educational excellence, integrity, judgment, leadership skills and passion for supporting the Company's core values while protecting the long-term interests of shareholders. After Ms. Wang’s appointment comes into effect, the Company’s total number of directors will be eight, of whom three are female (38% of the Board), and the average age of the Board will decrease to 57 years.

Ms. Wang is the daughter of the Company’s Co-founder, Chairman and Chief Executive Officer, Jeffrey S. Edison. Other than the direct or indirect material interests of Mr. Edison in certain related person transactions disclosed under the heading “Related Party Transactions—Agreements with Related Persons” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2023, which is incorporated herein by reference, Ms. Wang has no other direct or indirect material interest in any related person transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Further, there is no arrangement or understanding between Ms. Wang and any other persons or entities pursuant to which Ms. Wang was appointed as a director of the Company.

Ms. Wang will not be “independent” as defined under applicable rules of Nasdaq and the SEC and is not expected to be appointed to any committee of the Board. Ms. Wang will receive the same compensation for her service as a director as the compensation received by other non-management directors on the Board and such other benefits on the same basis as all other non-management directors on the Board.

Item  7.01   Regulation FD Disclosure.
On June 29, 2023, the Company issued a press release announcing the appointment of Ms. Wang to the Board. A copy of the press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) is being furnished to the SEC, and shall not be deemed to be "filed" with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any other filing with the SEC except as expressly set forth by specific reference in such filing.

Item  9.01   Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated June 29, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON & COMPANY, INC.

Dated: June 29, 2023	By:	/s/ Jennifer L. Robison
Jennifer L. Robison
Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)